Exhibit 99.1

Polonia Bank Acquires Earthstar Bank

Huntingdon Valley, Pa., December 10, 2010 / -- Polonia Bancorp (OTCBB:PBCP) announced today it has acquired, through its subsidiary Polonia Bank, certain of the assets and most of the deposits of the former Earthstar Bank, through a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC).  The Pennsylvania Department of Banking declared Earthstar Bank closed today at 6:00 p.m. and appointed the FDIC as Receiver.

As a result of the acquisition, Polonia Bank will assume approximately $90 million in deposits and acquire $46 million in loans and $11 million of investment securities.  Earthstar Bank loans will be subject to a loss-sharing agreement with the FDIC under which the FDIC will provide 80% loss coverage on the covered single family residential and commercial loans.  This transaction is expected to be immediately accretive to net income and earnings per share and immediately accretive to book value per share and tangible book value per share.

Depositors of Earthstar will automatically become depositors of Polonia Bank, and their deposits will continue to be insured by the FDIC up to $250,000. Customers may access their accounts through automated teller machine transactions, checks, online banking and debit card transactions. Earthstar locations normally open on Saturday will open under regular business hours on Saturday, December 11, 2010, as branches of Polonia Bank. Remaining locations will open under regular business hours on Monday, December 13, 2010, as branches of Polonia Bank. Additionally, checks drawn on Earthstar will continue to be processed, and loan customers should continue to make their payments as usual.

Anthony J. Szuszczewicz, President & CEO commented, “We are pleased to welcome customers and employees of Earthstar Bank to the Polonia family. Customers can be confident that their deposits are safe and readily accessible. This transaction will strengthen our presence in Philadelphia, where we currently have four offices, and give us our first location in Bucks County.”

FinPro, Inc. served as financial advisor for Polonia Bank in this transaction and Kilpatrick Stockton LLP served as legal counsel.

About Polonia Bancorp:

Polonia Bancorp is the holding company of Polonia Bank, headquartered in Huntingdon Valley, Pennsylvania.  Polonia Bank is a federally chartered savings bank offering traditional services and products from its main office in Huntingdon Valley, Pennsylvania and four branch offices in Philadelphia County, Pennsylvania.

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.